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                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                                 Amresco, Inc.
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                (Name of Registrant as Specified In Its Charter)

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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

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   (2)  Aggregate number of securities to which transaction applies:

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   (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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   (4)  Proposed maximum aggregate value of transaction:

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   (5)  Total fee paid:

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   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

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   (2)  Form, Schedule or Registration Statement No.:

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   (4)  Date Filed:

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                                 [AMRESCO LOGO]

                                        May 8, 2001

Dear Fellow Stockholders:

     We wish to thank the many stockholders who have already expressed their support for the re-election of your current board's nominees. We will continue to do everything in our power to make sure that implementation of our strategic plan continues. It is truly unfortunate that your company has to spend time and money because of disruptions caused by a stockholder who has offered no business plan to either run the company or increase the value of the company.

     By now you should have received proxy material from Financial Acquisition Partners, L.P. (the "Arabia Group") seeking to nominate three directors to your board and proposing four bylaw amendments in a hostile proxy contest. WE URGE YOU TO REJECT THE ARABIA GROUP'S PROPOSALS AND SIGN AND RETURN THE ENCLOSED WHITE PROXY CARD.

                                 DON'T BE FOOLED

     The Arabia Group is proposing to nominate three directors who have no management experience in our industry. They propose no business plan to guide your company going forward or to increase the value of the company. The Arabia Group even admits in their own proxy material that:

     "NONE OF THE NOMINEES OF FINANCIAL PARTNERS HAS DIRECT EXPERIENCE IN THE MANAGEMENT OF SMALL AND MIDDLE MARKET LENDING BUSINESSES."

     Conversely, your current board of directors has extensive involvement in the industry and is enacting a decisive strategic plan to revive AMRESCO. The board believes it has installed the right management team to maximize the value of the company. Changing the board composition will be extremely disruptive and will only delay, or possibly stop, the necessary actions that already are in progress. Any such delay or stoppage may cause a substantial reduction or elimination of stockholder value. VOTE YOUR WHITE PROXY CARD TODAY.

                             AMRESCO'S BUSINESS PLAN

     Over the past year, AMRESCO has successfully lowered overhead expenses, focused its operations on two lending businesses and put in place a plan to deleverage the company. As part of our plan, over $223 million of senior subordinated notes have been purchased at a discount, thereby increasing tangible net worth by approximately $56.4 million ($5.64 per fully diluted share). AMRESCO is currently in discussions with third

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parties to provide funds to expand its operations and accelerate the deleveraging of its balance sheet. The company needs such funds to survive and prosper going forward. HAVING A DISSIDENT GROUP WITH ABSOLUTELY NO PLAN TO RUN THE COMPANY ELECTED TO THE BOARD WILL MAKE IT VERY DIFFICULT, IF NOT IMPOSSIBLE, TO CONSUMMATE ANY PROPOSED TRANSACTIONS WITH THESE PARTIES.

     The negotiations currently in process are especially important for the following reasons:

          o AMRESCO is at a critical point in its negotiations with warehouse line of credit lenders to support the operations and growth of its business lending platform.

          o Without warehouse lines of credit, AMRESCO cannot operate and stockholder value will be lost.

          o    Continued rapid deleveraging of the company is essential.

          o AMRESCO is working diligently to finalize these activities in order to enhance our financial condition and build a foundation for the future.

     Contrary to statements made by the Arabia Group, AMRESCO executive officers and board members own 533,737 shares (excluding options), or approximately 5% of the company's stock, which is significantly more than the ownership disclosed by the Arabia Group. As stockholders, we are committed to building a company that is responsive to stockholder concerns and ultimately grows in value. This is a critical juncture in our efforts. It is not the time to vote for an alternative slate of directors just for the sake of change. PLEASE SIGN AND RETURN THE ENCLOSED WHITE PROXY CARD FOR OUR SLATE OF DIRECTORS AND PROTECT YOUR INVESTMENT IN AMRESCO.

                         FACTS ON EXECUTIVE COMPENSATION

     The Arabia Group is basing its case for a change in the makeup of the board of directors primarily on criticism of past executive compensation practices at AMRESCO. It is ironic that the Arabia Group chooses to use executive compensation as their main issue and selling point when Mr. Arabia was paid nearly $4 million in severance payments after being asked to resign from ICH Corporation in June of 2000 after a substantial drop in ICH's stock price during his tenure. Also, Mr. Margolin, another of the Arabia Group's proposed directors, was recently paid an $800,000 severance payment from US Restaurant Properties, Inc., after a substantial decline in his company's stock price.

     At the time AMRESCO entered into severance, retention and incentive compensation agreements, it was determined to be imperative to the continued operations of the company that certain key management executives with the necessary and unique knowledge of the company and its operations and assets be retained. It would have been extremely difficult and costly to hire outside executives with the necessary knowledge and expertise. As a result, the board believed it was reasonable and prudent to enter into these agreements. Factors considered when the severance, retention and incentive bonus compensation arrangements were entered into included:

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          o    The size and nature of the company and its assets.

          o    Compensation agreements of similarly situated companies.

          o The need to retain for several years an experienced and knowledgeable management team.

          o The disruption to the company and its operations which would have been caused by the departure of such executives.

          o The difficulty and expense of employing knowledgeable and experienced replacement executives.

                                     WARNING

     If the Arabia Group is successful in its hostile proxy contest, they would not control a majority of the board. A splintered board of directors would likely be disruptive and extremely unproductive. The Arabia Group is also proposing a bylaw amendment which would require a supermajority of the board of directors (75%) to effect many corporate actions. We feel that this bylaw proposal would cripple your board's decision making ability and could easily result in gridlock. Any such result would have a substantially negative effect on the company. DOES THIS SOUND LIKE A GROUP THAT HAS THE BEST INTEREST OF THE COMPANY IN MIND?

     Furthermore, the Arabia Group previously announced its intentions and filed preliminary proxy material with the Securities and Exchange Commission to nominate four directors, but failed to disclose that if successful they would have placed the financial health of your company in severe jeopardy. THE FACT THAT EITHER THE ARABIA GROUP DID NOT REMOTELY UNDERSTAND THE RAMIFICATIONS OF THEIR ORIGINAL PROPOSAL OR CHOSE NOT TO DISCLOSE THE IMPACT IS INCREDIBLE IN LIGHT OF THEIR REQUEST TO BE ELECTED TO THE BOARD OF DIRECTORS. Under the Arabia Group's original proposal, a change of control provision under the company's indentures governing its publicly held senior subordinated notes would have been triggered, giving noteholders the immediate ability to force the company to repurchase their notes at a price in excess of $356 million. The company does not have that amount of funds available. By taking the actions to prevent the Arabia Group from causing a change in control, which the Arabia Group claims to be an abuse of corporate governance, the board prevented the Arabia Group from subjecting the company to such a possibility. IF THE ARABIA GROUP HAD CONTINUED WITH ITS ORIGINAL PROPOSAL IT COULD HAVE ERASED ALL EQUITY IN YOUR COMPANY AND MOST LIKELY WOULD HAVE FORCED US INTO BANKRUPTCY.

                                  PAST HISTORY

     The board has been informed that Mr. Arabia previously made a similar takeover attempt of Diceon Electronics, Inc. In connection with that unsuccessful takeover attempt, Mr. Arabia formed a limited partnership (similar to Financial Acquisition Partners, L.P.) and brought in as a limited partner, Bernice Feicht. Ms. Feicht, an elderly widow, subsequently filed a lawsuit against Mr. Arabia in connection with the Diceon takeover, alleging Mr. Arabia misrepresented his qualifications and abilities, misused and

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mismanaged the partnership assets and misappropriated Ms. Feicht's own personal assets without her consent and for Mr. Arabia's own personal benefit.

     The Arabia Group complains in its proxy material of our "personal attacks" on its nominees, but shouldn't you be entitled to know the full background of the individuals that they propose to be guiding your company? Shouldn't you have the right to know the following information of which the board has been informed:

          o MR. ARABIA STATED UNDER OATH THAT HE VIEWS A SUCCESSFUL OUTCOME TO A TAKEOVER ATTEMPT AS "THE COMPANY, FOR INSTANCE, CAN CHOOSE TO BUY OUT THE STOCK YOU HAVE ACQUIRED AT A PROFIT." IN OTHER WORDS, MR. ARABIA IS ENDORSING THE PRACTICE COMMONLY KNOWN AS GREENMAIL.

          o MR. ARABIA HAS BEEN INVOLVED IN 3 PERSONAL BANKRUPTCY PROCEEDINGS IN THE PAST 10 YEARS.

          o MR. ARABIA WAS ASKED BY THE BOARD OF ICH TO RESIGN AFTER A SIGNIFICANT DETERIORATION IN ICH'S STOCK PRICE. IN LAYMAN'S TERMS
               - HE WAS FIRED.

          o MR. ARABIA WAS SUED BY AN ELDERLY WIDOW FOR MISAPPROPRIATING HER ASSETS WITHOUT HER CONSENT.

     It is no wonder that Mr. Arabia doesn't want us writing about his background. IS THIS THE TYPE OF REPRESENTATION YOU WANT ON YOUR BOARD OF DIRECTORS? WE SAY NO. VOTE THE WHITE PROXY CARD TODAY (EVEN IF YOU HAVE ALREADY RETURNED THE ARABIA GROUP'S GOLD PROXY CARD, YOU HAVE A RIGHT TO CHANGE YOUR
VOTE), AND PROTECT YOUR INVESTMENT IN AMRESCO. PLEASE DO NOT VOTE ON THE ARABIA GROUP'S GOLD PROXY CARD, EVEN AS A SIGN OF PROTEST.

     If you need assistance in voting please call our proxy solicitor, MALCON PROXY ADVISORS, INC. Toll-Free (800) 475-9320 or Collect (212) 619-4565. Thank you for your consideration.

                                       Sincerely,


                                       Your Independent Members
                                       of the Board of Directors

Richard L. Cravey   Bruce W. Schnitzer   Amy J. Jorgensen   James P. Cotton, Jr.